Exhibit 99.1
News Release

For Immediate Release	For Further Information Contact:
December 8, 2006	George Lancaster, Hines
(713) 966-7676
george_lancaster@hines.com
NORWEGIAN CRUISE LINE SIGNS HEADQUARTERS EXPANSION LEASE
IN HINES’ AIRPORT CORPORATE CENTER IN MIAMI
(MIAMI, FL) — Hines, the international real estate firm, announced today that Norwegian Cruise Line (“NCL”) has signed a long-term lease renewal and expansion of its headquarters in Airport Corporate Center (“ACC”), an 11-building office campus located in the Airport West/Doral submarket of Miami.
     NCL now leases a total of 208,737 square feet or approximately 20 percent of the Airport Corporate Center campus, including all of Building 11 and 65 percent of Building 10. James Travers of Travers Realty represented the tenant in lease negotiations and Gonzalo Cortabarria, Hines’ Asset Manager, represented the property owner, Hines Real Estate Investment Trust, Inc. (“Hines REIT”). Since acquiring ACC in January new leases, expansions and renewals totaling approximately 90,000 SF have been completed by Hines REIT.
     NCL plans a full renovation of its space, including the addition of a cafeteria, a fitness facility and a conference facility.
     “We are pleased that NCL has chosen to reinvest itself in our campus and management staff” commented Cortabarria, “With NCL’s planned refurbishments and other improvements that will be made at the property over the next years, we expect Airport Corporate Center to further enhance its position as one of the elite office campuses in the West Dade market.”
     NCL Corporation President and CEO Colin Veitch said “This expansion represents, not only the attractiveness of the Airport Corporate Center, but also our continuing commitment to Miami, where we have been headquartered for our entire 40-year history. This lease will take us beyond our 50th year as one of Miami’s largest employers and fastest growing companies.”
     The property is now 94 percent leased to an array of other prominent national and regional tenants including: Assurant Health; Assurant Benefits; General Electric; United Health Care; Bell South; Tyco Health Care and URS.
     The 45-acre office park is home to 11 buildings totaling 1,018,477 square feet, plus a fully entitled 5.46-acre development site that could accommodate an additional 146,000 square feet of office space. Of the 11 buildings, six are multi-story office buildings, four are single-story office flex buildings; and one is a warehouse. Of significance, and in light of the 2005 hurricane season, Airport Corporate Center has redundant electrical services and never lost power during Hurricanes Katrina or Wilma.
     Hines’ experience in the Miami-Dade area includes the development, in 1984, of the 55-story Wachovia Financial Center, and in 2004, the 12-story 2525 Ponce de Leon building in Coral Gables. This is Hines REIT’s first acquisition in Florida.
     Hines manages and leases Airport Corporate Center on behalf of Hines REIT.
     Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Hines REIT currently owns interests in 22 office properties located in Atlanta, Chicago, Dallas, Houston, Los Angeles, Miami, New York, Richmond, Sacramento, San Diego, San Francisco, San Mateo, Seattle and Washington D.C. For additional information about Hines REIT, please see www.hinesreit.com.
     Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 49 years. With offices in 64 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $13.5 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.